Exhibit 99.1

To Our Valued Shareholders, Customers and Employees

Last year at this time, I described 2014 as a year planned to recalibrate the business for the current and future photonics marketplace. Positive transformational change that produces long term growth and stability is not an easy task to achieve, but our business demanded it. We understood the path forward would be challenging and complex, and our financial results for the year certainly support that assumption.

Our revenue for the year was down sharply over the previous year, from $11.2M to $9.7M, a decrease of 13%. This was especially significant in the first quarter of the year, when revenue was off 38% over the same quarter in 2013. There were two major factors that influenced our revenues in the first half of the year. First, bookings were substantially affected in 2013 due to federal government budget sequestration which resulted in reduced revenues on long lead time products; secondly, our fast-track move of the Florida production facility into reconfigured space in New Jersey produced a short term decrease in shipments. I am, however, pleased to report that the Florida consolidation was accomplished on time and on budget, due to careful and focused execution. The predicted savings due to the consolidation began to be realized in Q3 and Q4 of last year.

More positively, new orders increased 21.5% overall in 2014 as compared to the previous year. There were several areas of note:

•	Defense sector bookings improved by 18% over 2013. There were increases from both prime contractors and from a direct government contract.

•	Targeted efforts to build market share in the x-ray process control and metrology sector were effective in converting five new customers in this niche but high value segment. Our capabilities in this sub-specialty are highly desired as both novel and technically compelling.

•	We received a rare SBIR Phase III contract from the Department of Homeland Security to continue our work on Stilbene for nuclear materials detection. We were also honored with an SBA Tibbett’s award in June for excellence in commercialization of the stilbene technology.

As a result of our sales team’s hard work, backlog at year end increased 48% to $6.5M from $4.4M at the end of 2013. Backlog and new orders together show forward progress in our recovery over 2013, but also highlight the execution of a strategic sales plan that will continue to bear fruit this year and beyond.

Net loss for the business totaled $2.5M, including a non-cash goodwill impairment of $312K in Q4. Looking at the quarterly breakout of the loss is informative; Q1 and Q2 results account for $2.1M of the total annual loss. This clearly depicts the negative impact associated with the restructuring efforts and the related reduction in revenues. Gross profit quarter over quarter improves from negative $136K and negative $141K in the first two quarters of the year, to a positive $603K and $531K in the second two quarters of 2014. Coupled with our recently released results that show a gross profit number of $692K in Q1 of 2015, I am confident we are tracking well against our plan to create a more efficient, sustainable business.

Our year end cash position of $1.0M is significantly below last year’s number of $2.5M. While the cash position was predicted as a function of the consolidation and reduced shipments, we are cognizant of the need to add cash, even incrementally, to our balance sheet. We are carefully managing expenses in order to best leverage our limited resources for positive effect in this regard.

I am optimistic that we will continue our forward movement in 2015. Our Q1 results show a bottom line profitability of $18K; barely above breakeven, but a positive sign none the less.

Operationally we are improving as well; our engineering and production teams are working together to provide smart solutions to our customers. We are building efficient production strategies for the shop floor, better balancing our production flow, and optimizing from both a materials and a process standpoint. There is more work to be done, but the new, vertically integrated, cost efficient environment we have created over the last year positions us well for success.

In closing, I look forward to an exciting year ahead, building exceptional quality optics, crystals, and crystal based optical devices for laser and other light based systems. Your continued support and engagement in the Inrad Optics business is essential and most appreciated as we continue our journey.

Amy Eskilson

President and CEO

May 16, 2015

About Inrad Optics

Inrad Optics, Inc. was incorporated in New Jersey in 1973. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics.”

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2014. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.